Exhibit 8.2

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
July 31, 2013	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
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	London	Singapore
	Los Angeles	Tokyo
Actavis, Inc.	Madrid	Washington, D.C.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Actavis, Inc., a Nevada corporation (“Actavis”), in connection with the Transaction Agreement dated as of May 19, 2013 (as amended as of the date hereof, the “Transaction Agreement”), by and among Actavis, Warner Chilcott plc, a company incorporated in Ireland with registered number 471506 having its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Ireland (“Warner Chilcott”), Actavis Limited, a company incorporated in Ireland with registered number 527629 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (“Holdco”), Actavis Ireland Holding Limited, a company incorporated in Ireland with registered number 527630 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, Actavis W.C. Holding LLC, a limited liability company organized in Delaware and Actavis W.C. Holding 2 LLC, a limited liability company organized in Nevada (“Merger Sub”), pursuant to which (i) the acquisition of Warner Chilcott will be effected by means of a “scheme of arrangement” under Irish law and (ii) Merger Sub will merge with and into Actavis, with Actavis surviving (the “Merger” and, together with the acquisition of Warner Chilcott, the “Transaction”). This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, the proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the registration statement on Form S-4 filed by Holdco with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms not defined herein have the meanings specified in the Transaction Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Transaction Agreement (including any Exhibits and Schedules thereto), (ii) the Proxy Statement/Prospectus, (iii) the Registration Statement and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

July 31, 2013

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Transaction) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Transaction will be consummated in the manner contemplated by, and in accordance with the provisions of, the Transaction Agreement, the Proxy Statement/Prospectus and the Registration Statement, and the Merger will be effective under the laws of the State of Nevada;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Transaction Agreement, the Proxy Statement/Prospectus and the Registration Statement; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the effective time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Proxy Statement/Prospectus and the Registration Statement, the statements in the Proxy Statement/Prospectus under the heading “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to Holders of Actavis Common Shares” regarding the material U.S. federal income tax consequences of the Merger to holders of Actavis common shares, subject to the assumptions, qualifications and limitations stated therein and in the Proxy Statement/Prospectus under the heading “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Scope of Discussion,” represent our opinion.

July 31, 2013

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Transaction as described in the Transaction Agreement, the Proxy Statement/Prospectus and the Registration Statement, or to any transaction whatsoever, including the Transaction, if, to the extent relevant to our opinion, either all the transactions described in the Transaction Agreement are not consummated in accordance with the terms of the Transaction Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered in connection with the filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP